Exhibit 10.38

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

This Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization (this “Amendment”), is made and entered into as of August 9, 2021, and amends that certain Asset Purchase Agreement and Plan of Reorganization, dated June 30, 2018, by and among Biodesix, Inc. (the “Company”); Integrated Diagnostics, Inc. (“Seller”); and IND Funding LLC (“Stockholder”), as amended by that certain Amendment No. 1 to Asset Purchase Agreement and Plan of Reorganization dated as of July 29, 2021 (as amended, the “Agreement”).  Capitalized terms used but not defined in this Amendment have the meanings specified for such capitalized terms in the Agreement.

WHEREAS, pursuant to Section 8.11 of the Agreement, the Agreement may be amended, modified, altered or supplemented by means of a written instrument duly executed and delivered on behalf of the Company, Seller and Stockholder; and

WHEREAS, the Company, Seller and Stockholder desire to amend the Amendment as set forth below pursuant to its terms.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment

of Section 1.3.  Section 1.3 of the Agreement is hereby amended and restated

in its entirety as follows:

“Purchase Price. As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Purchaser, at the Closing (a) Purchaser shall issue to Seller at the Closing an aggregate of 10,649,904 shares of Series G Preferred Stock (the “Closing Shares” or the “Securities”), of which 2,129,981 shares of Series G Preferred Stock will be held by Purchaser pursuant to Section 1.4 and Section 7 hereof (the “Holdback Shares”); (b) when and if the Milestone Event is achieved prior to the seventh anniversary of the date hereof, Purchaser shall pay to Seller (or if Seller has been dissolved at such time, to the Stockholders who have executed a Stockholder Package) the Milestone Payment (as defined below) pursuant to the terms of Section 1.9 hereof, (c) Purchaser shall assume the Assumed Liabilities; and (d) Purchaser shall assume all other liabilities of Seller (other than the Assumed Liabilities) up to an amount equal to the amount of Accrued Wages (subject to adjustment pursuant to Section 5.11) (the “Additional Liabilities”), provided, however, that if the Additional Liabilities assumed by Purchaser are less than the amount of Accrued Wages, then Purchaser shall pay to Seller the difference in cash no later than December 31, 2018 ((a), (b), (c) and (d) collectively, the “Purchase Price”). The Closing Shares (including, for the avoidance of doubt, the Holdback Shares except to the extent forfeited pursuant to Section 7.8) shall be reflected on Purchaser’s books and records as issued at Closing to Seller (and Seller shall have the rights to vote and dividends, if any, paid with respect to such Securities), for which stock certificates will be delivered by

Purchaser after Closing (subject to the provisions of this Agreement in the case of the Holdback Shares).”

2.	Amendment

of Section 1.9.  Section 1.9 of the Agreement is hereby amended and restated

in its entirety as follows:

“Milestone Payment

(a)General. Subject to the terms and conditions of this Section 1.9, if the Milestone Event is achieved prior to the seventh anniversary of the date hereof, Purchaser shall pay Seller an aggregate amount equal to $36,999,872.57 (the “Milestone Payment”) in seven total quarterly installments (each, an “Installment Payment”), plus interest as described below, with Installment Payments commencing on January 1, 2022 and continuing each calendar quarter thereafter for the next six quarters, with the first six installment payments each being equal to 1/8 of the total Milestone Payment, and the final installment payment being equal to 1/4 of the total Milestone Payment. The date of each such Installment Payment shall be referred to as a “Redemption Date.” Notwithstanding the foregoing payment schedule, Purchaser may elect to pay the remainder of the Milestone Payment in full at any time, and in furtherance of the foregoing if Purchaser incurs any indebtedness for borrowed money on or after August 1, 2021 with a principal amount that is funded equal to or greater than the Milestone Payment installments not yet paid as of such indebtedness funding, then Purchaser shall use commercially reasonable efforts to seek necessary consents (from senior lenders of otherwise) to pay the remainder of the then outstanding Milestone Payment in full at or following the time of incurring such indebtedness for borrowed money.

(b)Interest. If any Installment Payment for any reason is not made on any Redemption Date, Purchaser shall pay interest on the Installment Payment at an aggregate per annum rate equal to 6% (increased to 10% if Purchaser is more than three business days late in making an Installment Payment on a Redemption Date beginning on the date such Installment Payment was due and lasting until the late Installment Payment and any interest thereon has been paid in full), with such interest to accrue daily in arrears beginning January 1, 2022; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, however, that Purchaser shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate. In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law. For the avoidance of doubt, there is no prepayment penalty (and no interest shall be due) if any Installment Payments are paid prior to a required Redemption Date.

(c)Nature of Milestone Payment.  The Milestone Payment set forth in this Section 1.9 shall be a general, unsecured obligation of Purchaser.”

3.	Amendment

of Section 1.10.  Section 1.10 of the Agreement is hereby amended and restated in its entirety as follows:

“Reserved.”

4.	Amendment

of Section 1.11.  Section 1.11 of the Agreement is hereby amended and restated in its entirety as follows:

“Reserved.”

5.	Amendment

of Section 1.12.  Section 1.12 of the Agreement is hereby amended and restated in its entirety as follows:

“No Distributions. Purchaser hereby covenants to Seller that until all amounts owed and owing to Seller under Section 1.9 (which include, for the avoidance of doubt, all amounts that are owed and accruing but not payable due to the effect of Section 1.11) have been paid in full in cash, Purchaser, either directly or indirectly, will not pay any dividends or make any distribution or payment on account of, or redeem, retire or purchase any capital stock, except that (i) Purchaser may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and (ii) Purchaser may pay dividends or distributions solely in its common stock, in each case of (i) and (ii) of this paragraph, as long as no payments in cash are made in connection thereto.”

6.	Amendment

of Section 7.4(a).  Section 7.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Except in the case of Fraud, recovery from the Holdback Shares and setoff  against, or recovery of, 20% of the Milestone Payment (which such remedies shall not be cumulative) shall be the Purchaser Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Sections 7.2(a) and 7.2(h) (as such Section 7.2(h) relates to Section 7.2(a)); provided, that, the foregoing shall not apply with respect to any breach of the Specified Representations.”

7.	Amendment

of Section 7.9.  Section 7.9 of the Agreement is hereby amended and restated in its entirety as follows:

“Setoff. In addition to any rights of setoff or other similar rights that Purchaser or any of the Purchaser Indemnitees may have at common law or otherwise, the Purchaser Indemnitees shall have the right to withhold and deduct any sum that is or may be owed to any Purchaser Indemnitee under this Section 7 from the Holdback Shares, Securities and any payments due under Section 1.9. Purchaser shall have the right, exercisable by delivery of written notice to Seller, to set-off against the Holdback Shares and Securities issuable by Parent or Purchaser pursuant to this Agreement, and any payments due under Section 1.9, an amount equal to the aggregate amount of all Damages relating to Unresolved Claims for indemnification made by the Purchaser Indemnitees; provided, however, that if the amount of any Damages relating to claims for indemnification made by the Purchaser Indemnitees that is setoff against the Holdback Shares, Securities or any payments due under Section 1.9 exceeds the amount by which the payments were reduced for such claim, then, subject to the provisions of this Section 7, the Purchaser Indemnitees shall continue to be entitled to indemnification for the amount of such excess.”

8.Reference to and Effect on the Agreement.  On or after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “herein” or words of like import in the Agreement shall mean and be a reference to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed a reference to the Agreement as amended hereby.

9.No Other Amendments.  Except as set forth herein, the Agreement shall remain in full force and effect in accordance with their terms.

10.Counterparts; Electronic or Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Amendment may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

11.Governing Law. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware applicable to Contracts executed in and to be performed entirely within such State.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to be duly executed and delivered as of the day and year first written above.

Biodesix, Inc.

By:  /s/ ROBIN HARPER COWIE

Name:Robin Harper Cowie

Title:Chief Financial Officer

Signature Page to

Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the parties have executed this Amendment to be duly executed and delivered as of the day and year first written above.

Integrated Diagnostics, Inc.

By: /s/ STEPHEN J. DENELSKY

Name: Stephen J. DeNelsky

Title: Managing Partner

Signature Page to

Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization

IN WITNESS WHEREOF, the parties have executed this Amendment to be duly executed and delivered as of the day and year first written above.

IND Funding LLC

By: /s/ STEPHEN J. DENELSKY

Name: Stephen J. DeNelsky

Title: Managing Partner

Signature Page to

Amendment No. 2 to Asset Purchase Agreement and Plan of Reorganization